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                                                                  Exhibit 99.1

CALYPTE RECEIVES $10 MILLION INVESTMENT
Tuesday September 2, 10:17 am ET

COMPANY RAISES $10,000,000 VIA THE ISSUANCE OF 20,000,000 RESTRICTED SHARES OF COMMON STOCK FROM TREASURY AT A PRICE OF $.50 PER SHARE WITH A ONE YEAR LOCKUP ALAMEDA, Calif., Sept. 2 /PRNewswire-FirstCall/ -- Calypte Biomedical Corporation (OTC Bulletin Board: CYPT - NEWS), the developer and marketer of the only two FDA approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA approved serum HIV-1 antibody Western blot supplemental test, announced a $10 million equity financing agreement with Marr Group via the issuance of 20,000,000 restricted shares of common stock from treasury at a price of $.50 per share.

Commenting on the agreement, Tony Cataldo, Calypte's Executive Chairman stated, "We are delighted by the continued commitment to Calypte by Marr Group. This $10 million agreement brings a total of $12.5 million invested by Marr Group in Calypte over the past 30 days. With Marr's latest investment of $10 million we are confident that the company is sufficiently funded to execute our business plan."


Marat Safin, Principal of Marr Technologies stated, "We feel that the current market is extremely strong for the products that Calypte has approved and ready to deliver. We are confident in the distribution network that is being put in place and impressed with the management team that will carryout the business plan. And finally our latest investment of $10 million will provide the cash needed to drive all these elements and move this company forward."


About Marr Technologies Limited


Marr Technologies Limited is a member of the Marr Group of companies (the "Group"). The Group is a private group controlled by the Safin family and administered from London. Marat Safin, a London School of Economics graduate, is the President of the Group. The Group has a large and diverse number of investments and projects globally, principally in Europe, the Far East, the Middle East and the CIS, with substantial investments in telecoms and technology projects including its newly acquired "Green Plus Additive" which when added to fuel eliminates all traces of sulfur and increases power while cleaning up the environment. The Group has made significant progress in placing products and services of its group companies in the Chinese market and believes that its experience in China will greatly benefit the joint venture with Calypte.


About Calypte Biomedical:


Calypte Biomedical Corporation headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. Calypte markets its products in countries worldwide through international distributors and strategic partners. Current product labeling including specific product performance claims can be found at WWW.CALYPTE.COM.


Statements in this press release that are not historical facts are forward-looking statements, including statements regarding announcements of financial results and presentations by the Company. Such statements reflect management's current views, are based on certain assumptions and involve risks



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and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The
Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.

     Investor Relations Contact:
     Tim Clemensen
     212-843-9337
     email: TCLEMENSEN@RUBENSTEINIR.COM



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